Exhibit 99.1

Asia Pacific Transport Pty Ltd (Receivers and Managers Appointed)

Combined Financial Statements

June 30, 2010 and 2009

Report of Independent Auditors

To the Members of the Asia Pacific Transport Consortium:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and comprehensive income and equity present fairly, in all material respects, the combined financial position of Asia Pacific Transport Consortium (‘Consortium’) at June 30, 2010 and 2009, and the results of the combined operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Consortium’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Consortium entered into a Business Sale Agreement on June 9, 2010 to sell the Consortium’s operating assets. The sale was completed on December 1, 2010. Subsequent to the sale, the Consortium ceased operations and the Receivers will retire from this appointment and return management of the companies within the Consortium to the Administrator and Asia Pacific Transport Joint Venture to the shareholders. The Receivers anticipate that the Consortium entities will be liquidated prior to June 30, 2011. The Receivers’ plans in regards to the Consortium’s liquidation are described in Note 1.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Adelaide, Australia

January 27, 2011

Asia Pacific Transport Consortium (Receivers and Managers Appointed)

COMBINED BALANCE SHEETS

AS OF JUNE 30, 2010 and 2009

(Australian dollars)

	As at JUNE 30, 2010 $’000	As at JUNE 30, 2009 $’000
ASSETS
CURRENTS ASSETS:
Cash	31,462	15,783
Restricted cash	14,940	14,940
Accounts receivable, net	14,604	14,404
Inventory	3,175	2,604
Prepaid and other current assets	1,144	2,963

Total current assets	65,325	50,694

PROPERTY, PLANT AND EQUIPMENT, net	350,852	360,553

Total assets	416,177	411,247

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current portion of long-term debt	783,173	734,649
Accounts payable	16,798	14,585
Accrued expenses	14,144	13,832
Current liabilities of deferred grant income	116	107

Total current liabilities	814,231	763,173

LONG -TERM DEBT, less current portion	1,353	1,246
DEFERRED GRANT INCOME	48,531	48,647
OTHER LONG-TERM LIABILITIES	17,133	18,453
LONG TERM COMMITMENTS	13,508	12,779

TOTAL LONG-TERM LIABILITIES	80,525	81,125

Total liabilities	894,756	844,298

STOCKHOLDERS’ DEFICIT:

Combined Common Stock of the Consortium	2	2
Additional paid-in capital	92,913	78,683
Retained deficit	(571,494)	(511,736)

Total stockholders’ deficit	(478,579)	(433,051)

Total liabilities and stockholders’ deficit	416,177	411,247

The accompanying notes are an integral part of these combined financial statements.

Asia Pacific Transport Consortium (Receivers and Managers Appointed)

COMBINED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JUNE 30, 2010 and 2009

(Australian dollars)

	Year Ended JUNE 30, 2010 $’000	Year Ended JUNE 30, 2009 $’000

OPERATING REVENUES
Intermodal-freight	65,193	64,945
Bulk freight	51,628	39,692
Other revenues	10,893	17,025

Total Revenues	$127,714	$121,662

OPERATING EXPENSES:
Crew	(11,071)	(9,373)
Fuel	(17,823)	(19,583)
Rollingstock	(22,821)	(19,446)
Track Maintenance	(10,909)	(9,246)
Other linehaul expenses	(7,909)	(10,089)
Sales, General & Administrative	(12,544)	(16,063)
Other operating expenses	(9,967)	(9,830)
Depreciation	(9,995)	(9,906)

Total operating expenses	$(103,039)	$(103,536)

INCOME FROM CONTINUING OPERATIONS	24,675	18,126

Interest income	1,311	894
Interest expense	(85,744)	(95,612)

Income from continuing operations before income taxes	(59,758)	(76,592)

Provision for income taxes	—	—

Net income from continuing operations	$(59,758)	$(76,592)

The accompanying notes are an integral part of these combined financial statements.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30, 2010 and 2009

(Australian dollars)

	Year Ended June 30, 2010 $’000	Year Ended June 30, 2009 $’000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(59,758)	(76,592)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,995	9,906
Non cash items in profit and loss:
Accrued interest	7,067	21,105
Capitalised Borrowings	55,653	53,499
Changes in assets and liabilities which provided (used) cash:
Accounts receivable	(200)	13
Inventories	(569)	(55)
Prepaid and other expenses	1,818	701
Accounts payable and accrued expenses	2,055	(1,892)

Net cash provided by operating activities	16,061	6,685

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(382)	(1,696)
Changes in restricted cash to be used for investing activities	—	(1,833)

Net cash used in investing activities	(382)	(3,529)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	—	6,800

Net cash provided by financing activities	—	6,800

INCREASE IN CASH AND CASH EQUIVALENTS	15,679	9,956

CASH AND CASH EQUIVALENTS, beginning of year	15,783	5,827

CASH AND CASH EQUIVALENTS, end of year	31,462	15,783

The accompanying notes are an integral part of these combined financial statements.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

COMBINED STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED JUNE 30, 2010 and 2009

(Australian dollars)

	Issued Capital $’000	Additional paid-in capital $’000	Retained Deficit $’000	Accum Other Comprehensive Income $’000	Total Stockholders’ Deficit $’000
BALANCE, June 30, 2008	2	64,453	(435,144)	3,892	(366,797)

Comprehensive loss, net of tax:
Net loss	—	—	(76,592)	—	(76,592)
Elimination of cash flow hedge reserve	—	—	—	(3,892)	(3,892)

Comprehensive loss					(80,484)
Deemed equity contribution	—	14,230	—	—	14,230

BALANCE, June 30, 2009	2	78,683	(511,736)	—	(433,051)

Comprehensive loss, net of tax:
Net loss	—	—	(59,758)	—	(59,758)

Comprehensive loss					(59,758)
Deemed equity contribution	—	14,230	—	—	14,230

BALANCE, June 30, 2010	2	92,913	(571,494)	—	(478,579)

The accompanying notes are an integral part of these combined financial statements.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF THE BUSINESS AND GOING CONCERN:

Description of the Business

The Asia Pacific Transport Consortium (Consortium) was established for the purpose of constructing and maintaining 1,420 kilometres of rail line between Alice Springs, NT and Darwin, NT; the lease and maintenance of the existing 830 kilometre line between Tarcoola, SA and Alice Springs; integration of the railway line with Darwin’s East-Arm Port; and operation of the Adelaide, SA to Darwin freight service for 50 years from January 2004 (Project). The Consortium is contracted under a concession deed by the AustralAsia Railway Corporation (Corporation) for performance of the Project.

The Consortium comprises the following legally separate entities, all of which are domiciled in Australia:

•	Freight Link Pty Ltd (FreightLink) (Subject to Deed of Company Arrangement) (Receivers and Managers appointed);

•

Asia Pacific Transport Pty Ltd (APT) (Subject to Deed of Company Arrangement) (Receivers and Managers appointed) (and its controlled entity Asia Pacific Transport Finance Pty Ltd (APTF) (Subject to Deed of Company Arrangement)) (Receivers and Managers appointed),

•	Asia Pacific Contracting Pty Ltd (APC) (Subject to Deed of Company Arrangement) (Receivers and Managers appointed);

collectively (the Companies); and

•	Asia Pacific Transport Joint Venture (APT JV)

The Consortium derives the majority of its revenue from freight forwarders for transportation of general freight, as well as from transport agreements with mining companies. Revenues from the Consortium’s four largest customers accounted for approximately 55.3% and 53.2% of the Consortium’s total revenues in 2010 and 2009, respectively.

The Consortium performs all rail safety, marketing, operation and asset management functions associated with the business. The Consortium has outsourced a number of activities, including train control, train crewing, terminal loading, port operations and maintenance associated with track and rolling stock, to rail service providers.

The joint venture agreement (the Agreement) requires that the joint venture partners of APT JV have identical equity interests in the other Consortium entities. Upon formation of the Agreement, participants were required to purchase equity interests in each of the separate entities, in proportions equal to their participation in the joint venture. Participants are not permitted to dispose of interests in one entity without disposing of their interests in all entities, including the joint venture. Except for APT’s equity investment in APTF, none of the entities has a financial interest in any other. The Agreement sets forth the activities of each entity, as well as relationships between each, providing a basis for managing the ongoing operations of the Project. The joint venture partners must at all times act in the best interest of the Consortium.

Going Concern

The financial information of the Consortium has been prepared on the basis that it is a going concern.

At June 30, 2010 and 2009, the Consortium had a net liability position of $478.6 million and $433.1 million, respectively. The Consortium has been financed by a combination of Senior Debt, Mezzanine Debt and Shareholder contributions. Senior Debt, which ranks above all other liabilities, totalled $355.7 million and $348.6 million at June 30, 2010 and 2009, respectively.

In December 2006 the Consortium entered into a No Action Agreement (Standstill Agreement) with the Senior Banks for the period up to March 31, 2009. The purpose of the Standstill Agreement was to allow the Consortium time to continue its business ramp up activities so that it would be in a position to either sell or restructure its business, or refinance its senior debt facilities.

Early in 2008, the Board of Directors determined that embarking upon a voluntary sale process (Sale Process) was the most appropriate course of action in order for the Consortium to comply with its obligations under the Standstill Agreement. The Board appointed a preferred bidder on September 6, 2008. However, as the consent of a minority of Tier 1 Mezzanine note holders was not received, the preferred bidder’s offer lapsed.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

Following the failure to achieve a consensual sale, the Board appointed a voluntary administrator (Administrator) and, on November 6, 2008, the Senior Banks appointed Receivers and Managers (Receivers). At this time the Standstill Agreement was terminated and on November 17, 2008 the Senior Bank borrowings were called by the security trustee on behalf of the senior banks, and a sale process commenced in late November 2008. However, during this period there was a decline in financial markets due to the global financial crisis and in 2009 the interested parties eventually declined to make offers.

A deed of company arrangement (Deed) was approved by creditors of the Consortium in April 2009 and executed on behalf of the Senior Banks on May 15, 2009. The Consortium is to be subject to this arrangement for up to four years unless the business is sold by the Receivers.

On June 9, 2010, the Receivers signed a Business Sale Agreement (BSA) with Genesee & Wyoming Inc. for the sale of the Consortium’s assets, contracts and agreements. The Receivers will retire and hand the Companies back to the Administrator and APT JV back to the shareholders after completing the sale. The BSA is subject to a number of conditions precedent, including various governmental and regulatory approvals for which acceptance is not considered perfunctory. These approvals had not been obtained as at June 30, 2010. As a result assets subject to the BSA are held on a continuing use basis. The Receivers continued to operate the Consortium on a business as usual basis from the time of their appointment up until the sale date of December 1, 2010. Nonetheless, after completing the sale, it is expected that the Receivers will hand the companies included within the Consortium back to the Administrator and APT JV back to the shareholders, and it is anticipated that the companies will be liquidated prior to the next reporting period end.

The price achieved from the sale of the Consortium’s assets is sufficient to repay the Senior Banks and ANZ Bank Working Capital. It is unlikely that the remaining assets will be sufficient to be able to settle the remaining financing obligations and other non-operating obligations upon liquidation. The remaining obligations consist of all debt related to Tier 1 and 2 Mezzanine debt, Shareholder loan notes (Note 6), Sponsor Self Insurance loan (Note 6), long term commitments (Note 7), and onerous contracts (Note 8).

The Senior Banks supported the business over the period of the Deed up until the sale date of December 1, 2010. This enabled the value of the business to be enhanced through continued earnings growth. The Receivers continued to operate the Consortium on a business as usual basis from the time of their appointment. The Receivers acknowledge there would have been significant uncertainty over the ability of the Consortium to continue as a going concern and realise its assets in the ordinary course of business were the Deed not in place and should the business be unable to be satisfactorily refinanced through a sale process.

Having reviewed the various factors facing the Consortium and prior to the completion of the BSA, the Receivers are of the opinion that, as at June 30, 2010, the Consortium is a going concern and that the financial statements are appropriately prepared on that basis. This contemplates the continuity of normal business activities and the realisation of assets and settlement of liabilities in the ordinary course of business. As the financial report has been prepared on a going concern basis, no adjustments have been made relating to the recoverability and classification of the asset carrying amounts or the amounts and classification of liabilities that might be necessary should the Consortium not continue as a going concern.

Liquidation basis of accounting

At November 24, 2010 all conditions necessary to complete the sale had been achieved such that the sale occurred on December 1, 2010. Were the combined financial statements to be prepared on a liquidation basis, the adjustments that would be required have been outlined in Note 15, ‘Subsequent Events’.

2. SIGNIFICANT ACCOUNTING POLICIES:

Principles of Combination

The combined financial statements of the Consortium include the entities listed in Note 1, ‘Description of the Business’. The Consortium has presented combined financial statements of the legal entities rather than separate financial statements for each as management believes that reporting the financial results of any one legal entity by itself would not be meaningful to users. The creation of each entity and their respective relationships are governed by the Agreement. All intercompany balances and transactions between the entities have been eliminated.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

Basis of Presentation

The combined financial statements of the Consortium are presented on a going concern basis in accordance with accounting principles generally accepted in the United States (US GAAP) as codified in the Financial Accounting Standards Board (FASB) Codification.

The presentation and functional currencies of the Consortium is the Australian dollar. All amounts are presented in Australian dollars and values are measured based upon the historical cost convention.

Use of Estimates

In applying US GAAP, management is required to make certain estimates, judgments and assumptions which can affect the reported amounts of assets, liabilities, revenues and expenses during the periods presented. Management believe that the estimates, judgments and assumptions used in preparing these financial statements are reasonable based upon information available at the time that the estimates, judgments and assumptions were made. Actual results could differ from these estimates, judgments or assumptions.

Revenue & Related Expense Recognition

Freight revenues, including intermodal, bulk minerals and fuel charges, are recognized as the shipments move onto the Consortium’s tracks, which due to the relatively short length of haul, is not materially different from the recognition of revenues as shipments progress.

Access revenues are recognised at the time access is provided.

Cash, Cash Equivalents and Restricted Cash

The Consortium considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. For the purposes of the combined statement of cash flows, cash includes cash on hand and at call deposits with banks or other financial institutions.

Certain cash balances are considered restricted while the Consortium is in receivership. Access to these balances and payments are subject to approval of the Receivers.

All transactions between Consortium entities are booked through intercompany accounts. All cash is physically managed by APT JV, which handles all payments and receipts on behalf of the Consortium, with the net balance of intercompany accounts representing each company’s obligation to/receivable from APT JV. All movements through intercompany accounts have been eliminated.

Inventory

Inventory consists of purchased items for improvement and maintenance of rail infrastructure and rollingstock, and is stated at the lower of cost and market. Cost includes expenditures incurred in acquiring the inventories and bringing them to their existing location. Inventory is recognised in the combined statement of operations on a first-in-first-out basis.

Property, Plant & Equipment

Property, plant and equipment is carried at cost. Cost includes expenditures incurred to acquire the asset and bring it to its existing location and usable condition. Direct financing costs have been capitalised into the cost of construction and are amortised over periods that reflect the duration of benefit arising from the respective assets.

Where parts of an item of plant or equipment have different useful lives, they are accounted for and depreciated as separate items. Major renewals or improvements are capitalised, while routine maintenance and repairs are expensed when incurred.

Depreciation is recognised on the straight-line method over the useful lives to the Consortium commencing from the time the asset is ready for use. Leasehold improvements are depreciated over the shorter of either the unexpired period of the lease or the estimated useful lives of the improvements.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

The following table sets forth the estimated useful lives of the Consortium’s major classes of property, plant and equipment:

Estimated useful life
Office & administration	3-5 years
Plant	5-33 years
Terminals	20-50 years
Rollingstock	10-20 years
Track	50 years

The Consortium reviews its long-lived tangible assets for impairment whenever events and circumstances indicate that the carrying amounts of assets may not be recoverable. The Consortium’s assets are assessed as a single asset group, as cash flows cannot be allocated to assets at a lower level. When factors indicate that the asset group’s value may not be recoverable, the Consortium uses an estimate of the undiscounted future cash flows over the remaining useful lives of assets in measuring whether or not an impairment charge is required. A loss is recorded to the extent that the carrying value of the related assets exceeds the fair value of those assets as determined by valuation techniques applicable in the circumstances.

Leases

Leased property meeting certain criteria is capitalised and the present value of the related lease payments are recognised as a liability. Leased assets are amortised on a straight line basis over the term of the lease, or the estimated useful lives, if shorter. Lease payments are allocated between the reduction of the lease obligation and the lease interest expense for the period.

Lease payments under operating leases, where substantially all the risks and benefits remain with the lessor, are recognised in the combined statement of operations on a straight-line basis over the term of the lease.

The Consortium was assigned leases from the Corporation at nil cost in recognition of the commitment by the Consortium to construct the rail link between Alice Springs and Darwin. The costs incurred in relation to the construction of the rail link have been capitalised as leasehold improvements.

Income Taxes

APT JV is not a taxable entity and lodges a tax return as a partnership. Accordingly, any tax liabilities are the responsibility of the individual partners and the financial statements do not contain any income tax expense or provision.

Income tax on the profit or loss for the year of the other individual companies party to the Consortium (refer Note 1) comprises current and deferred tax. Income tax is recognised in the combined statement of operations except to the extent that it relates to items recognised directly in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted at the balance sheet date, together with any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets or liabilities, using tax rates enacted or substantially enacted at the balance sheet date.

A deferred tax asset is recognised only to the extent that it is more likely than not that future taxable profits will be available against which the asset can be utilised. Valuation allowances are established to the extent that it is no longer more likely than not that the related tax benefit will be realised. The deductible tax losses do not expire under current Australian tax legislation. The Consortium evaluates on an annual basis whether, based on all available evidence, the deferred income tax assets are realisable.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

Goods and Services Tax (GST)

The Consortium is subject to goods and services taxes (GST) under Australian tax legislation. Revenues, expenses and assets are recognised net of the amount of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances the GST is recognised as part of the cost of acquisition of the asset or an element of the expense. Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the ATO is included as a current asset or liability in the balance sheet. Cash flows are included in the statement of cash flows on a gross basis. The GST component of cash flows arising from the investing or financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

Concession Deed

Under the terms of the concession deed, all related plant, terminal, rollingstock and track assets will revert to the Corporation upon expiry of the concession deed in 2054, or earlier if the Project is deemed to have failed. The depreciable lives of the assets that will revert to the Corporation recorded in these financial statements do not extend past the end date of the concession deed. The concession deed does not contain an option for renewal at its conclusion, and contains no service requirements other than normal track maintenance and capital works applicable to the level of the Consortium’s operating performance.

Derailment and Property Damages, Personal Injuries and Third-Party Claims

The Consortium maintains insurance with varying deductibles of up to $1.0 million per incident for liability, property damage, claims resulting from train derailments and other accidents where it is found to be at fault.

Concentrations of Credit Risk

Financial instruments that are potentially subject to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. Cash and cash equivalents are held with a large, well capitalised financial institution which is also part of the Senior Bank finance syndicate. Collateral is not required to secure accounts receivable. The risk with respect to trade receivables is mitigated by the credit evaluations performed on customers.

Risks and Uncertainties

Economic activity in Australia and throughout the world continues to recover from the effects of the recent global financial crisis. Some of the Consortium’s key customers have been directly affected by the economic downturn, resulting in decreased purchases of Consortium services. The Consortium is required to assess for potential impairment of non-current assets whenever events or changes in circumstances, including economic circumstances, indicate that the respective asset’s carrying amount may not be recoverable. Given both the likelihood of a sale and the effect of the economic downturn on businesses of an asset intensive nature, such as the Consortium’s, there is an increased risk of substantial asset impairment charges. Deterioration of current macroeconomic and financial conditions could have a material adverse effect on the Consortium’s operating results, financial condition and liquidity.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

3. ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS:

Accounts receivable are recorded at the invoiced amount and do not bear interest. Management reviews outstanding debtor balances each month and records a provision for doubtful accounts based upon a specific review of all significant outstanding invoices considering the age of the receivable, the collection history of the debtor and current economic trends. Balances are charged off against the provision when management determines it is probable that the receivable will not be recovered.

Receivables consisted of the following at June 30, 2010 and 2009:

	June 30, 2010 $’000	June 30, 2009 $’000
Accounts receivable (trade) - non related parties	14,603	14,401
Accounts receivable (trade) - related parties	1	3

Accounts receivable	14,604	14,404

There was no activity in the allowance for doubtful accounts for the years ended June 30, 2010 and 2009.

The Consortium’s business is subject to credit risk. The Consortium’s five largest customer receivable balances represented 15.0%, 14.1%, 12.7%, 12.1% and 6.6% of trade accounts receivable, respectively, at June 30, 2010. The same five customers also represented the Consortium’s five largest receivable balances at June 30, 2009, accounting for 9.7%, 14.0%, 16.3%, 11.2% and 13.3% of trade accounts receivable, respectively.

There is a risk that a customer or counterparty will fail to meet its obligations when due. Further there is a risk that customers and counterparties that owe the Consortium money may default on their obligations due to bankruptcy, lack of liquidity, operational failure or other reasons. The Consortium has procedures for reviewing its receivables and credit exposures and those reviews have indicated that risk of loss is not material.

4. PROPERTY, PLANT, EQUIPMENT AND LEASES:

Property, plant and Equipment

Classifications of property, plant and equipment as of June 30, 2010 and 2009 were as follows:

	June 30, 2010 $’000	June 30, 2009 $’000
Property, Plant and Equipment, owned:
Office & Administration	$1,621	$1,539
Plant	1,822	1,803
Terminals	1,201	1,047
Track	388,196	388,100
Rollingstock	54,359	54,358
Track under construction	141	111

Total property, plant and equipment owned	447,340	446,958

Property, Plant and Equipment leased	408	408

Total property, plant and equipment	447,748	447,366

Less: accumulated depreciation	(96,896)	(86,813)

Property, plant and equipment, net	$350,852	$360,553

Track assets relate to the Company’s right to use the track asset pursuant to the Concession Deed, as described in Note 2.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

Construction-in-process totalled $0.1 million as of both June 30, 2010 and 2009, and consisted primarily of costs associated with track and equipment upgrade projects. Interest capitalised for the periods ended June 30, 2010 and 2009 related to projects under construction totalled nil for both years. The depreciation expense for the years ended June 30, 2010 and 2009 totalled $10.0 million and $9.9 million, respectively.

Impairment

As described in Note 2, management assess long lived assets for impairment when indicators of impairment are noted. After determining that future undiscounted cash flows would recover the carrying value of its combined property, plant and equipment asset group, no impairment charge was recorded in the years ended June 30, 2010 and 2009. During the year ended June 30, 2008 the Consortium recorded an impairment charge of $387.7 million related to its track assets.

Leases

The Consortium enters into operating leases for rollingstock. Related operating lease expense for the years ended June 30, 2010 and 2009 was $13.3 million and $11.8 million, respectively. The Consortium leases certain real property, which resulted in operating lease expense for the years ended June 30, 2010 and 2009 of approximately $0.4 million and $0.2 million, respectively.

The Consortium has entered into a non-cancellable lease for fuel storage which has been classified as a capital lease. Leased assets of $0.4 million were recorded as components of property, plant and equipment at both June 30, 2010 and 2009. Corresponding liabilities of $0.1 million and $0.2 million were recorded as a component of current liabilities at each of June 30, 2010 and 2009, respectively.

The following is a summary of future non-cancellable minimum lease payments under capital and operating leases as of June 30, 2010:

	Operating leases $’000	Capital leases $’000
2011	9,633	68
2012	7,629
2013	4,392
2014	1,830
2015	1,841
Thereafter	30,576

Total minimum payments	55,901	68

5. ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LONG-TERM LIABILITIES:

Accounts payable as of June 30, 2010 and 2009 were as follows:

	June 30, 2010 $’000	June 30, 2009 $’000
Accounts payable (trade) - non related parties	12,798	10,709
Accounts payable (trade) - related parties	3,769	3,024
GST payable	84	652
Leasing liability	68	190
Other payable	79	10

Accounts payable	16,798	14,585

GST payable represents the net amount payable to taxation authorities as at period end.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

Accrued expenses as of June 30, 2010 and 2009 were as follows:

	June 30, 2010 $’000	June 30, 2009 $’000
Accrued interest	4,700	7,990
Other accruals	2,474	2,144
Provision for leave - current	369	378
Onerous contract liability - current	6,601	3,320

Accrued and other expenses	14,144	13,832

Accrued interest pertains to Mezzanine debt (see Note 6).

Other long-term liabilities:

	June 30, 2010 $’000	June 30, 2009 $’000
Provision for leave - non current	374	211
Onerous contract liability - non current	16,759	18,242

Other long term liabilities	17,133	18,453

The onerous contract liability is discussed in Note 8.

6. BORROWINGS:

Borrowings as of June 30, 2010 and 2009 were:

	June 30, 2010 $’000	June 30, 2009 $’000
Senior Debt Tranche C - Bullet	112,594	110,369
Senior Debt Tranche D - Amortising	172,752	169,339
Senior Debt Tranche E - Rollingstock	55,069	53,981
Senior Debt Tranche - Standstill Fee	3,382	3,144
Senior Debt Tranche - Hedge Swaps	9,858	9,760
Senior Debt - ANZ bank working capital	2,064	2,024
Sponsor Self Insurance loan	403	403
Tier 1 Mezzanine Debt	168,259	150,783
Tier 2A Mezzanine Debt	26,304	23,432
Tier 2B Mezzanine Debt	16,125	14,665
Corporation Loan	1,353	1,246
Shareholder Loan Notes - OpCo	94,869	94,869
Shareholder Loan Notes - SON	99,845	83,726
Shareholder Loan Notes - WCN	21,649	18,154
Current portion of long term debt	(783,173)	(734,649)

Long term debt, less current portion	1,353	1,246

Senior Debt

On April 20, 2001 the Consortium entered into the Senior Bank Subscription and Security Trust Deed financing agreements with a syndicate of banks, the purpose of which was to fund the construction of the Alice Springs to Darwin railway, as well as to purchase rollingstock with which to provide freight shipping services. Substantially all of the Consortium’s assets have been pledged as collateral for the Senior Debt, as dictated under the Security Trust Deed. The financing arrangements are divided into three separate tranches.

•	Tranche C (Bullet) - $112.6 million and $110.4 million at June 30, 2010 and 2009, respectively.

At commencement of operations, this tranche had a principal balance of $109.0 million and required interest only payments through to its maturity date at March 2009, at which time the full tranche was due and payable. Interest is payable quarterly based upon the outstanding principal balance and capitalised interest at a variable interest rate based upon Bank Bill Swap Bid Rate (BBSY Bid rate) + 1.65%. The rate ranged from 4.89% to 6.19%, and 4.84% to 9.57%, for the years ended June 30, 2010 and 2009, respectively. As the Consortium is in receivership no lump-sum (bullet) payment was made at maturity, however quarterly interest payments continued to be made based on the variable interest rate. As the Consortium defaulted under the terms of agreement effective November 17, 2008, default interest of 2.0% has also been charged by the lenders, and $2.23 million and $1.37 million were added to the outstanding principal for the periods ended June 30, 2010 and 2009, respectively.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

•	Tranche D (Amortising) - $172.8 million and $169.3 million at June 30, 2010 and 2009, respectively.

At commencement of operations, this tranche had a principal balance of $167.3 million. Interest only payments were required through to March 2006, after which principal and interest were due based on a fixed, quarterly amortisation schedule through to maturity in March 2016. Required principal payments were subsequently deferred from December 2006 to December 2008, inclusive. Interest rates on the tranche are variable based upon BBSY Bid rate + 1.75%. The rate ranged from 4.99% to 6.29%, and 4.94% to 9.57% for the years ended June 30, 2010 and 2009 respectively. Since the Consortium entered receivership, no principal payments have been made, however quarterly interest payments continue to be made based on the variable interest rate. As the Consortium defaulted under the terms of agreement effective November 17, 2008, default interest of 2.0% has been charged, and $3.41 million and $2.05 million were added to the outstanding principal for the periods ended June 30, 2010 and 2009, respectively.

•	Tranche E (Rollingstock) - $55.1 million and $54.0 million at June 30, 2010 and 2009, respectively.

At commencement of operations, this tranche had a principal balance of $53.3 million. Interest only payments were required through to March 2006, after which principal and interest payments were due based on a fixed quarterly amortisation schedule, through to maturity in March 2016. Required principal payments were subsequently deferred from December 2006 to December 2008 inclusive. Interest rates on the tranche are variable based upon BBSY Bid rate + 1.75%.The rate ranged from 4.99% to 6.29%, and 4.94% to 9.57% for the years ended June 30, 2010 and 2009. Since the Consortium entered receivership, no principal payments have been made, however quarterly interest payments continue to be made based on the variable interest rate. As the Consortium defaulted under the terms of agreement effective November 17, 2008, default interest of 2.0% has been charged, and $1.09 million and $0.68 million were added to the outstanding principal for the periods ended June 30, 2010 and 2009, respectively.

As part of the above financing, the Consortium was subject to covenants which were suspended under the Standstill Agreement in December 2006, as discussed in Note 1 above. The principal covenant of the Standstill Agreement was the provision of a business plan, no later than six months prior to expiry of the Standstill term, which addresses the Consortium’s proposal to either refinance or restructure the business or otherwise repay the facilities. The approved sale process which commenced in May 2008 has effectively fulfilled this obligation.

The Senior Debt borrowings are classified in the financial statements as current as there is no unconditional right to defer settlement.

In addition to the Senior Debt tranches above, the Consortium has entered into the following borrowings with the banking syndicate and individual banks within the syndicate. Each of the borrowings below ranks with senior debt and are subject to default interest rates, calculated quarterly and capitalised with outstanding principal. Senior security interests in the Consortium’s fixed assets are pledged as collateral against these borrowings.

•	Standstill fee - $3.4 million and $3.1 million at June 30, 2010 and 2009, respectively.

Upon executing the Standstill Agreement described in Note 1, the $3.0 million fee payable to the bank syndicate in relation to the agreement became due and payable on November 6, 2008. The amount was not paid, and attracts a variable interest rate based upon BBSY Bid rate. The rate is determined each month, and ranged from 3.18% to 4.73% and 3.12% to 5.03% during the years ended June 30, 2010 and 2009, respectively. This interest is added to the outstanding principal on a quarterly basis. This loan is subject to an additional default interest rate of 3.50% which is calculated quarterly and added to the outstanding principal. $0.24 million and $0.14 million were added to the outstanding principal for the years ended June 30, 2010 and 2009, respectively.

•	Terminated interest rate swaps – $9.9 million and $9.8 million at June 30, 2010 and 2009, respectively.

The Consortium was previously a party to interest rate swaps with the objective of fixing the variable components of interest rates on senior debt. These swaps were terminated in November 2008, at which time the contracts were in a net liability position and became due and payable. The outstanding balance of $9.7 million incurs interest at a variable rate based upon BBSY Bid rate. The rate ranged from 3.19% to 4.78% and 3.14% to 6.05% during the years ended June 30, 2010 and 2009, respectively. This interest is calculated and paid every quarter. This loan is subject to an additional default interest rate of 1.0% which is calculated quarterly and added to the outstanding principal. $0.1 million and $0.06 million was added to the outstanding principal for each of the years ended June 30, 2010 and 2009.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

•	Working capital loan - $2.1 million and $2.0 million at June 30, 2010 and 2009, respectively.

The Consortium entered into a working capital loan of $2.0 million with the syndicate, used to finance normal business operations with a maturity date of March 2016. Outstanding principal incurs interest at a variable rate based upon BBSY Bid rate + 1.75%. The rate ranged from 4.99% to 6.29% and 4.94% to 9.21% for the years ended June 30, 2010 and 2009, respectively. This interest is calculated and paid on a quarterly basis. As the Consortium defaulted under the terms of agreement effective November 27, 2008, an additional default interest rate of 2.0% is calculated quarterly and added to the outstanding principal.

Mezzanine Debt

On April 20, 2001, the Consortium entered into Tier 1 and Tier 2 Mezzanine Notes Subscription Agreements, Deed Polls and the Security Trust Deed to secure financing agreements with a syndicate of lenders, the purpose of which was to fund the construction of the Alice Springs to Darwin railway. At the date of issuance of these financial statements, there is no requirement to repay Tier 1 and Tier 2 Mezzanine debt as no demands have been issued for these debts. Further, the Mezzanine lenders are unable to demand payment as Mezzanine debt ranks behind Senior debt. Nevertheless, the Mezzanine borrowings have been classified as current because events of default have occurred under the respective finance documents, making them callable upon demand. The financing is divided into three separate tiers:

•	Tier 1 - $168.3 million and $150.8 million at June 30, 2010 and 2009, respectively.

At commencement of operations, this tranche had a principal balance of $78.5 million. Interest only payments are required through to March 2012, after which principal and interest are due based on a fixed quarterly amortisation schedule, through to maturity in March 2017. To the extent interest payments are not made, interest capitalises with principal balances. Interest rates on the tranche were variable based upon BBSY Bid rate + 5.5%. The rate ranged from 8.69% to 10.33% and 8.62% to 13.29%, for the year ended June 30, 2010 and 2009, respectively. The Consortium has not made interest payments on this tier since April 22, 2005, and no principal payments have been made. From January 28, 2005, default interest has been calculated quarterly at a 2.0% rate and capitalised with principal. $17.5 million and $18.1 million were added to the outstanding principal for the years ended June 30, 2010 and 2009, respectively.

•	Tier 2A - $26.3 million and $23.4 million at June 30, 2010 and 2009, respectively.

At commencement of operations, this tranche had a principal balance of $16.4 million. The tier was subject to an interest free period through March 2006. Subsequently interest was charged at a fixed rate of 12.0% until March 31, 2010, after which a variable interest rate of BBSY Bid rate + 6.0% applies through to maturity in March 2024. Interest is calculated half-yearly, and to the extent interest payments are not made, interest capitalises with principal on a half-yearly basis. This rate was 10.86% and 12.0% at June 30, 2010 and 2009, respectively. The Consortium has made no principal payments and no interest payments on this tier. $2.9 million and $2.6 million were added to the outstanding principal for the years ended June 30, 2010 and 2009, respectively.

•	Tier 2B - $16.1 million and $14.7 million at June 30, 2010 and 2009, respectively.

At commencement of operations, this tranche had a principal balance of $10.1 million. The tier was subject to an interest free period ending March 2006. Subsequently, an interest-only repayment period to March 2017 applies, after which principal and interest are due, based on a fixed half-yearly amortisation schedule through to maturity in March 2024. To the extent interest payments are not made, interest capitalises with principal balances on a half-yearly basis. The interest rate on the tranche is variable based upon BBSY Bid rate + 6.0%. This rate ranged from 9.06% to 10.86% and 9.06% to 14.04% for the years ended June 30, 2010 and 2009, respectively. The Consortium has made no principal payments and no interest payments on this tier. $1.46 million and $1.7 million were capitalised with principal for the years ended June 30, 2010 and 2009, respectively.

As part of the Mezzanine financing, the Consortium is subject to covenants which are of a similar nature to the Senior Debt’s covenants. The Mezzanine Lenders are subordinate to the Senior Banks.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

Corporation Loan

Upon the Consortium’s formation, the Corporation issued it with a $50 million loan, with a maturity date coinciding with the termination of the Concession Deed in January 2054. Under the loan agreement, interest does not accrue on the outstanding balance, and repayment of interest is based upon performance benchmarks. In assessing interest, management concluded it was highly unlikely the benchmarks would be achieved, thus establishing a no interest loan. As such management imputed an interest rate equivalent to the Consortium’s weighted average cost of debt, and recorded the present value of the loan as a component of borrowing.

The Consortium accounts for the loan by imputing an interest rate equivalent to the Consortium’s weighted average cost of debt, which in turn was based upon its external, third-party borrowings. Based on this rate, management calculated the present value of the loan (currently recorded as a component of borrowings). The difference between the face value and the present value of the loan has been recorded as a deferred income grant, reflecting the interest foregone by Corporation being a form of financial assistance. Each year management recognise a portion of the grant as other income, as well as recognise interest expense with an offsetting entry to the loan value, to accrete the value of the loan to the $50 million face value, payable in 2054.

	June 30, 2010 $’000	June 30, 2009 $’000
Deferred grant - current	116	107
Deferred grant - non current	48,531	48,647
Loan - non current	1,353	1,246

Corporation loan	50,000	50,000

The Corporation loan is presented as non-current, as no events of default have occurred, and its ultimate repayment is beyond twelve months from the balance date.

Shareholder Notes

Upon the Consortium’s formation, its shareholders also entered into a number of loan agreements with the Consortium to provide additional funding for operations. All shareholder loans are unsecured, and rank last in priority relative to all other borrowings. All of the note agreements contain a clause providing that if the Consortium has an insolvency event the notes can be called upon written notice being delivered to the Consortium, with payment due within twelve working days of notice delivery. Although the Consortium has triggered this clause, note holders have not issued notice to the Consortium. Further, the note holders are unable to demand payment as the Shareholder loans rank behind both the Senior and Mezzanine debt. Nonetheless, because the notes are due and payable upon this notice being delivered, they have been classified as current liabilities. Shareholder loans fall into the following three categories:

•	Shareholder OpCo notes – $94.9 million and $94.9 million at June 30, 2010 and 2009, respectively.

OpCo notes are held by each of the shareholders with an aggregate principal balance of $94.9 million. The notes have a maturity date of January 2054, coinciding with the end of the Concession period. The notes incur interest at 15% per annum payable quarterly. However interest accrues and is payable only if the Consortium achieves certain free cash flow levels as defined in the note agreement, and only after servicing the SON and WCN shareholder notes. Interest that is not payable is added to the outstanding principal. Because the notes were issued by equity holders, interest forgone is deemed to be an additional capital contribution. For both the years ended June 30, 2010 and 2009, $14.2 million was treated as capital contributions. Management do not expect levels of free cash flow as defined in the note agreement to be achieved such that interest will be payable.

•	Shareholder SON notes – $99.8 million and $83.7 million at June 30, 2010 and 2009, respectively.

SON notes are held by certain shareholders with an aggregate principal balance of $46.2 million, and a maturity date of January 2054, coinciding with the end of the Concession period. The notes incur interest at 18% p.a. payable quarterly, to the extent interest is not paid, it is added to the outstanding principal and subject to interest thereafter. For the years ended June 30, 2010 and 2009, $16.1 million and $13.5 million, respectively, were added to the outstanding principal.

•	Shareholder WCN notes – $21.7 million and $18.2 million at June 30, 2010 and 2009, respectively.

WCN notes are held by certain shareholders with an aggregate principal balance of $14.4 million, and a maturity date of the earlier of one year after satisfaction of all obligations owed to the Senior Creditors and the Mezzanine Financers as defined by the deed polls, or January 2054, which is the end of the Concession period. The notes attract interest at 18% p.a. payable quarterly and to the extent interest is not paid, it is added to the outstanding principal and subject to interest thereafter. For the periods ended June 30, 2010 and 2009, $3.5 million and $2.3 million, respectively, were added to the outstanding principal.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

Schedule of Future Payments

The following is a summary of the maturities of long-term debt as of June 30, 2010:

2010 $’000
2011	783,173
2012	—
2013	—
2014	—
2015	—
Thereafter	1,353

784,526

7. LONG TERM COMMITMENTS:

Long term commitment amounts represent amounts payable to suppliers should they meet certain performance criteria under their contracts with the Consortium. Amounts are recognised when it is deemed probable that they will be payable, and are discounted from payment date to present value using the Consortium’s weighted-average cost of debt. The difference between the payment amount and its present value is recognised rateably each period up until such time as the payment is made. For the years ended June 30, 2010 and 2009, $0.7 million and $1.0 million respectively were recognised as an interest expense in the combined statement of operations.

	June 30, 2010 $’000	June 30, 2009 $’000
Early Completion Bonus	9,208	8,479
Bid Costs	4,300	4,300

Long term commitments	13,508	12,779

8. ONEROUS CONTRACT PROVISIONS:

	June 30, 2010 $’000	June 30, 2009 $’000
Onerous contract - current	6,601	3,320
Onerous contract - non current	16,759	18,242

Onerous contract	23,360	21,562

In April 2001 the Consortium entered into two operating contracts to handle certain operational aspects of the business with a fixed term of 15 years, under which the Consortium agreed to fixed payments on a monthly basis indexed by CPI. The contracts were renegotiated prior to operations commencing in January 2004. One contract was cancelled and the other was amended to include further payments from January 2004 until 2019. The contract contained standard termination provisions, which included a process for remediation and cure where termination occurred without cause. The contract also included a non-compete provision, under which the counterparty was prevented from engaging in any form of transportation along the Adelaide / Darwin rail corridor. This provision was of considerable value to the Consortium at the time, due to its start-up nature.

Since commencement of operations in June 2004, the services rendered under the contract were brought in-house and significant marketing and strategic strides were made to make the business competitive. Consequently the Consortium has concluded that there is no value remaining in the contract.

Nonetheless the Consortium is obligated to make the payments stipulated in the service agreement, despite deriving no value from the contract – either in the form of services or from the non-compete arrangement. Management calculated the cumulative value of all current unpaid and future required payments, and recorded a present value liability for that amount at June 30, 2008.

Upon appointment the Receivers did not adopt the contract and no subsequent payments have been made. Current unpaid amounts have been added to current liabilities which represent due amounts from October 2008 to the end of the financial year and the present value of the next 12 months payments. Non-Current liabilities represent the remaining present value of future payments in accordance with the contract.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

For the periods ended June 30, 2010 and 2009, $1.8 million and $1.7 million respectively were recognised as an interest expense in the combined statement of operations.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS:

All debt with the exception of the corporation loan has been classified as current. Refer to Note 1, ‘Going Concern’ and Note 15, ‘Subsequent Events’, for details regarding the business sale under the BSA. The price achieved from the sale of the Consortium’s assets is not sufficient to repay all financing obligations. As a result, some financing obligations are likely to be settled at amounts significantly lower than the carrying amounts shown. Amounts ultimately to be received by each class of debt holder will only be determined when the liquidation process is completed.

Long term commitments and onerous contract provisions are recorded at their respective fair values, using a discounted cash flow analysis, based on Level 2 valuation inputs, at the Consortium’s borrowing rates for loans with similar terms and maturities.

10. INCOME TAXES:

The components of loss from continuing operations before taxes for the years ended June 30, 2010 and 2009 were as follows:

	June 30, 2010 $’000	June 30, 2009 $’000
Australia	(59,758)	(76,592)

Total	(59,758)	(76,592)

There were no components of loss from continuing operations attributable to jurisdictions outside of Australia.

The Companies file stand-alone income tax returns within Australia. The components of the provision for income taxes on continuing operations was $nil for both years ended June 30, 2010 and 2009.

Deferred income taxes reflect the effect of temporary differences between the book and tax basis of assets and liabilities as well as capital and net operating loss carryforwards. The components of net deferred income taxes as of June 30, 2010 and 2009 were as follows:

	June 30, 2010 $’000	June 30, 2009 $’000
Deferred tax assets:
Restructure costs	1,026	1,246
Accruals	223	177
Provisions	5,795	6,172
Plant and Equipment	32	18
Net operating loss carryforward	47,083	46,015

	54,159	53,628

Valuation allowance	(54,159)	(53,628)

Net deferred tax assets	—	—

The Consortium generated $3.6 million and $7.5 million of net operating loss carryforwards from its operations during the years ended June 30, 2010 and 2009, respectively. As of June 30, 2010, the Consortium had net operating loss carryforwards that totalled approximately $156.9 million. To date all operating loss carryforwards have carried a full valuation allowance as a result of the Consortium’s ongoing assessment that it was more likely than not that the underlying tax benefits would not be realised.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

At June 30, 2010, the Consortium’s liability for uncertain tax positions remains $nil and no interest and penalties related to uncertain tax positions have been realized within its provision for income taxes. The Consortium did not recognise liabilities for uncertain tax positions or interest and penalties related to uncertain tax positions in the year ended June 30, 2009.

As of June 30, 2010, the following tax years remain open to examination by the only taxing jurisdiction to which the Consortium is subject:

Jurisdiction	Open Tax Years
Australia	2006-2010

11. COMMITMENTS AND CONTINGENCIES:

As of the balance sheet date, the Consortium was not subject to any lawsuits in, or outside of, the course of normal operations. The Consortium is not aware of any circumstances or information that would indicate that the Consortium has any contingent liabilities.

12. SUPPLEMENTAL CASH FLOW INFORMATION:

Interest and Taxes Paid

The following table sets forth the cash paid for interest and taxes for the years ended June 30, 2010 and 2009 respectively:

	June 30, 2010 $’000	June 30, 2009 $’000
Interest paid	19,368	21,308
Income taxes	—	—

13. RELATED PARTY INFORMATION & TRANSACTIONS

Certain shareholders of the Consortium are also holders of mezzanine debt, as well as shareholder notes as described below:

•	Sponsors, comprising subsidiary companies of the following groups:

•	Kellogg Brown & Root * #

•	John Holland Group Pty Ltd * # (part of the Leighton Group)

•	Barclay Mowlem (Asia) Limited * # (part of Carillion plc)

•	Macmahon Holdings Limited * #

•	GWI Holdings Pty Ltd # (the owner of Genesse & Wyoming Australia Pty Ltd)

•	Investing institutions

•	MLC Investment Limited

•	Colonial Investment Services Limited * #

•	Northern Territory Government *

•	Palisade Investment Partners Limited

•	Aboriginal corporations

•	Northern Aboriginal Investment Corporation Pty Limited #

•	Centrecorp Aboriginal Investment Corporation Pty Ltd

*	Also participates in Mezzanine debt on the same terms as other note holders. Total Mezzanine debt of related parties was $80.4 million and $72.3 million at each of June 30, 2010 and 2009, respectively.
#	Also participates in shareholder notes on same basis as other note holders. Refer Note 6 Borrowings.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

The Consortium regularly contracts with certain companies that are also shareholders to provide various services, including rail operation services, rollingstock services and track maintenance. Services from each of these companies were procured on an arms-length basis and for terms and rates consistent with other market participants. Transactions and balances with these entities for the years ended June 30, 2010 and 2009 are as follows:

	June 30, 2010 $’000	June 30, 2009 $’000
Accounts payable	(3,769)	(3,024)
Accounts receivable	1	3

Purchases	(44,498)	(35,009)

As described in Note 1, the Consortium has entered into a Business Sale Agreement, the counterparty to which is a current equity holder.

14. RECENTLY ISSUED ACCOUNTING STANDARDS:

In June 2009, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162.” The Codification became the source of authoritative United States GAAP recognised by the FASB to be applied by nongovernmental entities. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Codification does not change or alter existing GAAP and there is no impact on the Consortium’s combined financial statements.

Accounting Standards Not Yet Effective

In January 2010, the FASB issued Accounting Standards Update (ASU) 2010-06, Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or nonrecurring fair value measurements including significant transfers into and out of Level 1 and Level 2 fair value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. This guidance is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual periods beginning after December 15, 2010. The Consortium does not expect the adoption of this guidance to have a material impact on its combined financial statements.

In December 2009, the FASB issued ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, which broadens the definition of a variable interest entity and requires ongoing reassessment of whether an entity is the primary beneficiary of a variable interest entity. This guidance will become effective for the Consortium for the reporting period commencing on July 1, 2010. The Consortium does not expect the adoption of this guidance to have a material impact on its combined financial statements.

In December 2009, the FASB issued ASU No. 2009-16, Accounting for Transfers of Financial Assets, which requires additional disclosures for transfers of financial assets and changes the requirements for derecognising financial assets. The guidance is effective for fiscal years beginning after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Consortium does not expect the adoption of this guidance to have a material impact on its combined financial statements.

15. SUBSEQUENT EVENTS:

The Consortium has evaluated all subsequent events through January 27, 2011, the date these financial statements were issued for items that should potentially be recognised or disclosed in these financial statements.

As discussed in Note 1, the Consortium entered into a Business Sale Agreement, under which the Consortium agreed to the sale of substantially all property, plant & equipment assets. The sale was completed on December 1, 2010.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

Liquidation basis of accounting

The combined financial statements have been prepared on a going concern basis because:

•

At June 30, 2010 the BSA was subject to a number of conditions precedent, including various governmental and regulatory approvals, for which acceptance was not considered perfunctory, and certain commercial novations. These approvals and novations had not been obtained as at June 30, 2010.

•

In the absence of a sale, as at June 30, 2010, the Consortium would be expected to continue as a going concern, taking into consideration the duration of the Deed, the term of which expires on May 14, 2013.

At November 24, 2010 all conditions necessary to complete the sale had been achieved such that the sale will occur on December 1, 2010. Had the combined financial statements been prepared on a liquidation basis, the following adjustments would be required. As indicated in the footnotes below, these adjustments result in certain assets being recorded at their realisable amounts, and certain liabilities at amounts contractually due. These adjustments do not necessarily reflect the ultimate settlement amounts. As indicated in Notes 1 and 9, certain liabilities are expected to be discharged. The Consortium may incur future costs in relation to the liquidation which are not reflected in the adjustments below.

	June 30 2010 $’000	Adjustments $’000	Footnote to table	Balances on a liquidation basis $’000

Current Property Plant & Equipment	—	381,567	1,4	381,567

Current Assets	65,325	—		65,325

Non Current Property Plant & Equipment	350,852	(350,852)	4	—

Total Assets	416,177	30,715	1	446,892

Total Current Liabilities	814,231	88,326	2, 3, 4	902,557

Long Term Debt	1,353	(1,353)	4	—

Deferred Grant Income	48,531	(48,531)	4	—

Other Long Term Liabilities	17,133	(17,133)	4	—

Long Term Commitments	13,508	(13,508)	4	—

Total Liabilities	894,756	7,801		902,557

Total deficit	(478,579)	22,914	1, 2, 3	(455,665)

Total liabilities & deficit	416,177	30,715		446,892

Net income	(59,758)	22,914	2,3	(36,844)

The above disclosure includes footnote references to the following liquidation basis adjustments:

1.	As shown in Note 1 to the combined financial statements the BSA was signed on June 9, 2010 and as discussed in this Note the sale was finalised on December 1, 2010. Pursuant to the terms of the agreement, assets, including Property, Plant & Equipment, along with certain liabilities, including the Corporation Loan (the obligation to which was novated to the Purchaser) were transferred to Geneseee & Wyoming Inc. Under the liquidation basis of accounting deferred grant balances were transferred to the Corporation Loan which has been recorded at its face value of $50 million. This results in Property, Plant & Equipment being recorded at $381.6 million so that the net amount of Property, Plant & Equipment and the Corporation Loan represent the amount they will be realised for together under the BSA.

ASIA PACIFIC TRANSPORT CONSORTIUM (RECEIVERS AND MANAGERS APPOINTED)

NOTES TO COMBINED FINANCIAL STATEMENTS

2.	Unwinding of $7.0 million discount on onerous contract provision to present the liability at its face value without discounting future cash flows.

3.	Unwinding of $0.8 million discount on early completion bonus commitment to present the liability at its face value without discounting future cash flows.

4.	Assets and liabilities are reclassified as current at June 30, 2010, when prepared on a liquidation basis as it is expected that all assets and liabilities will be realised, settled, extinguished or discharged within the next 12 months.